                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                          [Amendment No. __________]

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              SAFETY-KLEEN CORP.
 ................................................................................
               (Name of Registrant as Specified in Its Charter)

 ................................................................................
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  $125 per Exchange Act Rules 0-11(c)(i)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     item 22(a)(2) of Schedule 14A.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies: ......

     (2)  Aggregate number of securities to which transaction applies: .........

     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1)...............................

     (4)  Proposed maximum aggregate value of transaction: .....................

     (5)  Total fee paid: .................................

[_]  Fee previously paid with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid: ______________________________________________
     (2)  Form, Schedule or Registration Statement No.: ________________________
     (3)  Filing Party: ________________________________________________________
     (4)  Date Filed:  _________________________

FOR IMMEDIATE RELEASE                           Contact:   Maureen Fisk
                                                           847-468-2452


                      SAFETY-KLEEN ANNOUNCES PRELIMINARY
                         RESULTS OF WISCONSIN CONTROL
                       SHARE ACQUISITION STATUTE MEETING


     January 9, 1998 -- Elgin, Illinois - Safety-Kleen Corp. (NYSE:SK) announced that a preliminary estimate of votes at a special meeting of shareholders today indicated that shareholders have approved a proposal under a provision of Wisconsin law to permit Laidlaw Environmental Services to vote with one vote per share all shares of Safety-Kleen stock held or acquired by Laidlaw Environmental or its subsidiaries.

     The inspectors of election are expected to report next week as to whether a quorum was present and, if so, as to the results of the vote. If no quorum was present, the Meeting will reconvene on January 16, 1998, to vote on the same proposal.

     The Safety-Kleen Board did not take a position for or against this proposal and did not solicit proxies. Laidlaw Environmental currently owns 1% of Safety-Kleen shares.

     The vote today does not affect Safety-Kleen's definitive agreement to merge the Company with SK Parent Corp., a new company formed by Philip Services
Corp., and affiliates of Apollo Management L.P. and Blackstone Merchant Banking Group III L.L.C. If approved, Safety-Kleen shareholders will receive $27 all cash per share. The Safety-Kleen Board of Directors has recommended that shareholders vote for the merger at the meeting to be held on Feb. 11, 1998.

     Safety-Kleen is an environmental and industrial service company dedicated to helping nearly 400,000 industrial and automotive businesses recycle and process their waste streams.

                            PARTICIPANT INFORMATION

     Safety-Kleen Corporation ("Safety-Kleen") and the persons named below may be deemed to be participants in the solicitation of proxies in connection with the merger of SK Acquisition Corp. (the "Purchaser"), a wholly-owned subsidiary of SK Parent Corp. ("Parent"), with and into Safety-Kleen (the "Merger") and pursuant to which each share of Safety-Kleen common stock (including each associated common stock purchase right) (other than shares owned by Parent, the Purchaser or any subsidiary thereof and treasury shares) will be converted in the Merger into the right to receive $27.00 in cash, without interest. Parent is a new corporation formed by Philip Services Corp. ("Philip"), affiliates of Apollo Management, L.P. ("Apollo") and affiliates of Blackstone Management Partners III L.L.C. ("Blackstone").

     Safety-Kleen. Participants in this solicitation may include the directors of Safety-Kleen (Donald W. Brinckman, Richard T. Farmer, Russell A. Gwillim, Edgar D. Jannotta, Karl G. Otzen, Paul D. Schrage, Marcia E. Williams, and W. Gordon Wood); the following executive officers of Safety-Kleen: Joseph Chalhoub, David A. Dattilo, F. Henry Habicht II, Hyman K. Bielsky, Scott E. Fore, Scott D. Krill, Clark J. Rose, Laurence M. Rudnick and C. James Schulz; and the following other member of Safety-Kleen management: Maureen Fisk (collectively, the "Safety -Kleen Participants"). The above-referenced individuals beneficially own an aggregate of 3,580,306 shares of Safety-Kleen common stock (including shares subject to stock options exercisable within 60 days). Messrs. Brinckman and Otzen beneficially own 907,100 shares and 1,481,093 shares of Safety-Kleen common stock, respectively (including shares subject to stock options exercisable within 60 days). None of the remaining Safety-Kleen Participants beneficially owns in excess of 1% of Safety-Kleen's outstanding equity securities. The address of each of the Safety-Kleen participants is c/o Safety-Kleen Corp., One Brinckman Way, Elgin, Illinois 60123.

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

     William Blair. Safety-Kleen has retained William Blair & Company, L.L.C. ("William Blair") to act as its financial advisors in connection with the Merger, for which it has received and may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Safety-Kleen has agreed to indemnify William Blair and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Certain employees of William Blair may also assist in the solicitation of proxies, including by communicating in person, by telephone, or otherwise with a limited number of institutions, brokers, or other persons who are stockholders of Safety-Kleen. William Blair will not receive any separate fee for any such solicitation activities. William Blair is an investment banking firm that provides a full range of financial services for institutional and individual clients. William Blair does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Exchange Act, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning William Blair. In the normal course of its business, William Blair regularly buys and sells Safety-Kleen securities for its own account and for the accounts of its customers which may result from time to time in William Blair and its associates having a net "long" or net "short" position in Safety-Kleen securities. Additionally, in the normal course of its business, William Blair may finance its securities positions by bank and other borrowings and repurchase and securities borrowing transactions. Employees of William Blair who may be deemed "participants" in this solicitation include: E. David Coolidge III, John
L. Carton, Jeffrey W. Corum and Brent W. Felitto. The business address of such persons is William Blair & Company, L.L.C., 222 West Adams Street, Chicago, Illinois 60606.

     Safety-Kleen anticipates that certain officers, directors, employees or affiliates of Philip, Apollo, Blackstone, Parent and Merrill Lynch & Co., Parent's financial advisor ("Merrill Lynch"), may communicate in person, by telephone or otherwise with shareholders of Safety-Kleen for the purpose of assisting in the solicitation of proxies. These efforts would be in furtherance of Parent's efforts to consummate the Merger. None of such persons will be compensated by Safety-Kleen in connection with such solicitation activities. Except as noted below with respect to Merrill Lynch, none of such persons beneficially owns, individually or in the aggregate, in excess of 1% of Safety-Kleen's outstanding common stock. Additional information concerning such participants is set forth below.

     Philip Services Corp. Unless otherwise indicated, the information below refers to such person's position with Philip Services Corp. The business address of each executive officer is Philip Services Corp., 100 King Street West, P.O. Box 2440, LCD #1, Hamilton, Ontario, L8N 4J6. Persons who may be deemed to be participants in this solicitation include: Allen Fracassi, President, Chief Executive Officer and Director; Philip Fracassi, Executive Vice-President, Chief Operating Officer and Director; Howard Beck, Chairman and Director; Roy Cairns, Director; Derrick Rolfe, Director; Norman Foster, Director; Felix Pardo, Director; Herman Turkstra, Director; William E. Haynes, Director; Robert Waxman, President, Metals Recovery Group and Director; Robert L. Knauss, Director; Marvin Boughton, Executive Vice-President and Chief Financial Officer; Robert M. Chiste, President, Industrial Services Group; Peter Chodos, Executive Vice-President, Corporate Development; Colin Soule, Executive Vice-President, General Counsel & Corporate Secretary (also a director of Parent); Antonio Pingue, Executive Vice President, Corporate and Regulatory Affairs; and John Woodcroft, Executive Vice-President, Operations.

     Apollo. Persons who may be deemed to be participants in this solicitation include: Apollo Management, L.P., Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo (U.K.) Partners III, L.P., Antony P. Ressler, Investment Manager, and David B. Kaplan, Investment Manager and a Director of Parent.


                                    - MORE -

     Blackstone. Persons who may be deemed to be participants in this solicitation include: Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P., Blackstone Management Associates III L.P., Blackstone Management Partners III L.L.C., Howard A. Lipson, Investment Manager, a Director of Parent, and Lawrence H. Guffey, Investment Manager.

     SK Parent Corp. Persons who may be deemed to be participants in this solicitation include: Colin Soule (see Philip above), Antony P. Ressler (see Apollo above), and Howard A. Lipson (see Blackstone above).

     Merrill Lynch. Certain employees of Merrill Lynch & Co. may also assist in the solicitation of proxies, including by communicating in person, by telephone, or otherwise with a limited number of institutions, brokers, or other persons who are stockholders of Safety-Kleen. Merrill Lynch will not receive any separate fee for its solicitation activities. Merrill Lynch is an investment banking firm that provides a full range of financial services for institutional and individual clients. Merrill Lynch does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Exchange Act, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning Merrill Lynch. In the normal course of its business, Merrill Lynch regularly buys and sells Safety-Kleen securities for its own account and for the accounts of its customers which may result from time to time in Merrill Lynch and its associates having a net "long" or net "short" position in Safety-Kleen securities. Additionally, in the normal course of its business, Merrill Lynch may finance its securities positions by bank and other borrowings and repurchase and securities borrowing transactions. Employees of Merrill Lynch who may be deemed "participants" in this solicitation include: Mark Shafir and Drago Rajkovic. The business address of such persons is Merrill Lynch & Co., 101 California Street, Suite 1200, San Francisco, California 94111.


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